UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

ANTHERA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34637	20-1852016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25801 Industrial Boulevard, Suite B, Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 856-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.           Results of Operations and Financial Condition.

On March 26, 2013 Anthera Pharmaceuticals, Inc. (the “Company”) issued its fourth quarter 2012 press release.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 25, 2013, the Board of Directors (the “Board”) of the Company, on the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Sanford Zweifach to serve on the Board as a Class I director.

Sanford Zweifach is a senior executive with over 20 years in the life sciences industry. He has extensive experience in the areas of corporate partnering, business development, operational and financial experience, private and public investing and capital raising.  From 2005 until 2010, Mr. Zweifach was a Managing Director at Reedland Capital Partners, a boutique investment bank, where he headed its life sciences merger and acquisition, and advisory efforts, bringing with him 15 years of proven experience in investment banking, investing, business development, merger and acquisition, and management.   Prior to joining Reedland, Mr. Zweifach was Chief Executive Officer of Pathways Diagnostics Corp, a biomarker development company.  Previously, from 1997 to 2003, Mr. Zweifach was Chief Financial Officer and Managing Director of Bay City Capital, LLC, a merchant bank specializing in the biotech and life science industry, where he was responsible for oversight of the firm’s finance department as well as President of the firm’s merger and acquisition, and financing division. From 1995 to 1998, Mr. Zweifach was President and Chief Financial Officer of Epoch Biosciences Corporation, which was acquired by Nanogen in 2004.  Previously, Mr. Zweifach was a Certified Public Accountant for Coopers & Lybrand and held various investment banking positions focusing in the biotechnology industry.  Mr. Zweifach received his B.A. in Biology from University of California, San Diego and holds an M.S. in Human Physiology from University of California, Davis.

Mr. Zweifach has been appointed to the Company’s Compensation Committee and Audit Committee.

Item 9.01.           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2013	Anthera Pharmaceuticals, Inc.

	By:	/s/Christopher P. Lowe
Christopher P. Lowe
Chief Financial Officer